EXHIBIT 99.2

www.phcfc.com following presentation on it’s website: On July 15, 2004, The Peoples Holding Company made available the

Acquisition of

July 2004

Forward-Looking Statements

the the In in consider from increase 1995. regulatory regarding “forward-looking following of should materially or may deterioration Act you a statements are company differ operate Reform to among others, the following shareholder institutions things, expressions, results other limitation, we combined Litigation on the current beliefs and expectations required financial among which the similar actual obtain other and in, without in Securities and cause to and counties Heritage “expect” may unable resulting including, Private that be depository the in the may expected, Peoples, of “believe”, Factors among presentation, growth of than each meaning like prepared. Heritage this pressures to the and in projected words were favorable and respect within use Peoples less statements we competitive be with management and Heritage’s management, and on the information available to us at the time disclosures (1) may the merger merger when (2) of proposed these

Some statements” proposed addition, them as identifying forward-looking statements, although we may use other phrasing. These forward- looking statements involve risks and uncertainties and are based of Peoples’ that those expressed or implied by such forward-looking statements include, possibilities: approval; significantly; (3) changes in the interest rate environment may reduce margins; (4) general economic conditions credit quality and/or a reduction in demand for credit; (5) economic, governmental or other factors may prevent the projected population and commercial growth in the counties in which Peoples and Heritage operate; (6) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (7) costs or difficulties related to the integration of our businesses may be greater than expected; (8) deposit attrition, customer loss or revenue loss following the acquisition may be greater than expected; (9) competitors may have greater financial resources and

Forward-Looking Statements

forward- differ and Current Peoples, any to update such Peoples’ and to to on results in 10-Q reliance found Form attributable obligation Heritage’s be on and can any undue and

Reports matters put to Peoples’ statements other undertake not not Quarterly or cause do cautioned could 10-K, merger Heritage are forward-looking Form that and readers the on proposed factors in the Peoples and described Reports or predict, Additional Annual Heritage above. or those control from respective Peoples, statements to statements. develop products that enable such competitors to compete more successfully than us; and (10) adverse changes may occur in the equity markets. Many of these factors are beyond the ability of Peoples or Heritage looking materially Heritage’s Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning Heritage or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary forward-looking statement, whether written or oral, to reflect circumstances or events that occur after the date the forward-looking statements are made.

for the twelve months ended 12/31/05, per Heritage management.

Based on a hypothetical 60% stock / 40% cash election and Peoples’ closing price of $32.80 on 7/14/04. Includes dilutive impact of outstanding options using the treasury method, assumes options roll over. Based on Heritage’s projected GAAP EPS of $0.35 for the twelve months ended 12/31/04, per Heritage management. Based on Heritage’s projected GAAP EPS of $0.38 Based on Heritage’s book value per share of $2.99 as of 3/31/04. Equal to deal value minus target’s tangible equity as a percentage of core deposits. Core deposits defined as total deposits less deposits greater than $100,000. Based on Heritage’s tangible equity of $31.4 million and core deposits of $314.7 million as of 3/31/04. Based on Heritage’s closing price of $5.60 as of 7/14/04. (1) (2) (3) (4) (5) (6) (7)

Strategic Rationale

existing franchise Huntsville / Birmingham target markets for Peoples

Complements Peoples’ Allows for expansion into new, demographically attractive markets Accretive to both GAAP EPS and EPS excluding intangible amortization and fair market value adjustments within 12 months Opportunities for revenue enhancements Management quality Culture compatibility Improving performance ratios and credit quality Franchise Accretive z z Attractive Financial Benefits z z Desirable Risk Profile z z z

Source: SNL Financial and Company filings. Dollars in thousands. Data as of or for the three months ended 3/31/04. Capital ratios bank level.

Peoples’ data pro forma for acquisition of Renasant Bancshares, Inc. Does not include mortgage loans held for sale. (1) (2)

Pro Forma Franchise

MARKET DEMOGRAPHICS Projected Change in Median Household Income 2003-2008 (%)

Source: SNL Financial. Deposit data as of 6/30/03. Population and median household income are deposit weighted by county.

Financial Assumptions

2005 GAAP EPS estimate of $2.50 per First Call Grown at 8.0% thereafter eritage Earnings: 2005 and 2006 estimates of $4.0 million and $6.1 million, respectively nnual expense savings of approximately $1 million after-tax (approximately 9% of Heritage’s

Consideration mix and exchange ratio remain the same as in “Transaction Overview” Cost of cash equals approximately 6.77% pre-tax (5 year swap rate plus 2.68% spread) PHC Earnings: H A 2005 projected noninterest expense) Core deposit intangible equal to 4.0% of Heritage’s transaction accounts of $155.8 million CDI amortized using 150% declining balance over a 7 year period Deal charges equal to approximately $6 million after-tax Purchase accounting adjustments to pro forma balance sheet and income statements Heritage’s options converted into equivalent PHC options Anticipated closing date in January 2005

z z z z z z z z z z

EPS Excluding Intangible Amortization and Fair Market Value Adjustments

* Excluding all intangible amortization ** Excluding all intangible amortization and fair market value adjustments

The following table presents projected net income for the periods as well as adjustments for the exclusion of core deposit intangible amortization, other intangibles amortization and fair market value adjustments

* Merger adjustments assume January 2005 deal close.

Summary

Opportunity to expand in growing markets Complementary business cultures Financially attractive Low risk integration